Exhibit 5

AGREEMENT

AGREEMENT, dated December 21, 2009, among Kang & Company, Ltd. (“Seller”) and Thomas Chan-Soo Kang (“Purchaser”).

RECITALS:

A. Seller desires to sell 1,000,000 ordinary shares (the “Shares”) in North Asia Investment Corporation (“NAIC”) to Purchaser; and

B. Purchaser desires to purchase the Shares from Seller on the terms and conditions set forth in this Agreement; and

C. The Shares are currently held in escrow pursuant to that certain Escrow Agreement, dated as of July 23, 2008 (“Escrow Agreement”), by and among NAIC, Purchaser, Seller, Dong-Soo Choe, Bong-Hoon Han, Myungju Choi, Jongshik Woo, Ill-Seob Han and Continental Stock Transfer & Trust Company (“Escrow Agent”).

IT IS AGREED:

1. Purchase and Sale of Shares. Subject to the terms and conditions herein, Seller hereby agrees to sell the Shares to Purchaser and Purchaser hereby agrees to purchase the Shares from Seller for an aggregate purchase price of KRW 1,500,000,000 (“Purchase Price”). Simultaneously with the execution of this Agreement:

(a) Seller shall deliver to the Escrow Agent an instrument of transfer executed in blank with original signature from Seller, medallion guaranteed, so that the Shares may be transferred to the name of Purchaser; provided, however, that the Shares shall continue to be held in escrow pursuant to the terms of the Escrow Agreement.

(b) Purchaser shall pay the Purchase Price to Seller by delivery of (i) a bank check or certified check payable to the order of Seller or by wire transfer to an account designated by Seller in the amount of KRW 500,000,000 and (ii) a promissory note in the amount of KRW 1,000,000,000 (“Note”) in the form attached hereto as Exhibit A. To secure Purchaser’s obligation to repay the Note, Purchaser hereby grants to Seller a security interest in and to the Shares and the proceeds thereof. Accordingly, Purchaser shall also deliver to the Escrow Agent an instrument of transfer executed in blank with original signature from Purchaser, medallion guaranteed, so that the Shares may be transferred back to the name of Seller in the event Purchaser defaults in its payment obligations under the Note.

2. Representations of Seller. Seller represents and warrants to Purchaser as follows:

(a) This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Seller is the record and beneficial owner of, and has good and marketable title to, the Shares, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances, subject to the Escrow Agreement, the Insider Letter (defined below) and securities laws restrictions. Seller has not granted to any person or entity any options or other rights to buy, or proxies or other rights to vote, the Shares. No other person or entity has any interest in the Shares of any nature.

(c) Seller has reviewed the documents of NAIC filed with the Securities and Exchange Commission (“NAIC Filings”) and Seller understands the content of the NAIC Filings and the risks described about an investment in NAIC.

(d) Seller is aware of the potential business combinations that NAIC is currently negotiating that have not yet been disclosed in NAIC’S public filings referred to in Section 2(c) above. Seller understands that the entry into, and consummation of, a definitive agreement for any such business combination and the public announcement in relation thereto could result in the market value of the Shares increasing.

3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) This Agreement and the Note constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Purchaser has reviewed the NAIC Filings and Purchaser understands the content of the NAIC Filings and the risks described about an investment in NAIC, including the fact that if NAIC fails to consummate a business combination within certain required time periods, NAIC must liquidate and the Shares will be worthless.

(c) Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (“Securities Act”).

(d) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in NAIC and has sufficient information about NAIC to evaluate the merits and risks of an investment in NAIC.

(e) Purchaser understands that the Shares are not registered under the Securities Act or in any state and that the Shares may not be able to be sold unless they are subsequently registered or an exemption from such registration is available.

(f) The Shares are to be acquired for Purchaser’s own account and are not intended to be sold or otherwise disposed of in violation of the securities laws of the United States.

4. Transfer Restrictions. Purchaser hereby agrees to be bound by the terms and conditions of the Escrow Agreement, Sections 1, 7 and 11 of the Insider Letter, dated July 23, 2008, executed by Seller and addressed to NAIC and Citigroup Global Markets Inc. (“Insider Letter”) and any other agreement affecting the transferability of the Shares to which the Seller is now bound.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to principles of conflicts of law.

6. Counterparts. This Agreement may be signed in counterparts which, taken together, shall constitute one Agreement.

7. Further Assurances. The parties hereto agree to promptly take such steps as may be necessary to effectuate the purposes and intent of this Agreement, including executing and delivering all further instruments and documents that Seller may request in order to perfect and protect the security interest granted hereby, or to enable Seller to exercise and enforce its rights and remedies with respect to the Shares following an event of default under the Note.

8. Preparation of Agreement. This Agreement has been prepared by Graubard Miller (“GM”) solely in its role as counsel to NAIC. GM is not acting as legal counsel nor providing any legal representation or consultative services to either Seller or Purchaser. Accordingly, both Seller and Purchaser have been advised to seek the advice of other counsel in connection with the negotiation and preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:		PURCHASER:

KANG & COMPANY, LTD.

By:	/s/ Thomas Chan-Soo Kang	/s/ Thomas Chan-Soo Kang
Name:	Thomas Chan-Soo Kang	Thomas Chan-Soo Kang
Title:	Representative Director	Address:
Address:

Exhibit A

SECURED PROMISSORY NOTE

KRW 1,000,000,000	December 21, 2009

FOR VALUE RECEIVED, THOMAS CHAN-SOO KANG, an individual with an address at                              (“Maker”) unconditionally promises to pay to the order of KANG & COMPANY, LTD., a Korean corporation with an address at Jongro Tower 18F, 6 Jongro 2-ga, Jongro-gu, Seoul, Korea (“Holder”), the principal amount of One Billion Korean Won (KRW 1,000,000,000), together with simple interest thereon at the rate of 8.5% per annum. Payment of such principal (and accrued but unpaid interest thereon) shall be paid on December 21, 2010. Payment shall be made in such coin or currency of the Republic of Korea as at the time of payment shall be legal tender for the payment of public or private debts.

This Note may be prepaid, from time to time, in any amount, without premium or penalty, at the option of the Maker, without prior notice to the Holder.

As security for this Note, the Maker hereby grants the Holder a security interest in 1,000,000 ordinary shares in North Asia Investment Corporation, now owned or hereafter acquired, and the proceeds thereof, as set forth in that certain Agreement between the Holder and Maker signed simultaneously with this Note. Reference herein to the Agreement shall in no way impair the absolute and unconditional obligation of the Maker to pay both principal and interest, if any, as provided herein.

The entire unpaid balance of this Note shall immediately become due and payable at the election of the Holder without notice or demand if one or more of the following events occur:

(a) Default by the Maker, in the observance or performance of any covenant or agreement contained in (i) this Note, or (ii) the Agreement, and such default shall remain unremedied for a period of ten (10) days after notice has been given to the Maker to cure such default;

(b) The filing of a petition by or against the Maker for relief under any provisions of any statute or law relating to bankruptcy, or the appointment of a receiver or trustee for all or any part of the property of the Maker, provided that if instituted against the Maker, the same are not dismissed or vacated within thirty (30) days, or any adjudication that the Maker is insolvent or bankrupt, or the making of any assignments by the Maker for the benefit of creditors.

In the event that it is determined that, under the laws relating to usury applicable to the Maker or the indebtedness evidenced by the Note (“Applicable Usury Laws”), the interest charges and fees payable by the Maker in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by the Notes to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the principal amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Maker had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed to or actual exaction as consideration for the Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Maker is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Maker is resident.

Maker agrees that Holder shall be entitled to collect from Maker all of Holder’s reasonable attorneys’ fees and expenses relating to such action or proceeding.

Maker hereby waives presentment, demand for payment, notice of dishonor, notice of protest and protest and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. This Note shall be governed by and construed and enforced in accordance with the internal law of the State of New York, without giving effect to principles of conflicts of law.

Notice or demand under this Note shall be deemed to have been sufficiently given if hand-delivered or sent by nationally recognized overnight courier for next-day, early-morning delivery, to Maker at its address indicated above and the date of such notice or demand shall be the date of hand-delivery or the date following the delivery to the courier.

MAKER

/s/ Thomas Chan-Soo Kang
Thomas Chan-Soo Kang

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